BrainStorm Cell Therapeutics Raises $3.6 Million from Institutional and Private Investors in Equity Financing

New York and Petach Tikvah, Israel – February 28, 2011 – BrainStorm Cell Therapeutics Inc. (OTCQB: BCLI), a leading developer of adult stem cell technologies and therapeutics, announced today that it has entered into securities purchase agreements with certain institutional and other investors in connection with a private placement financing in reliance upon Regulation S.  BrainStorm received gross proceeds of approximately $3.6 million resulting from the sale of shares at a purchase price of $0.28 per share at the closing of the transaction.  The Company also issued warrants to the investors in the financing, with exercise prices of $0.28 and $0.50 per share, with expiration dates of one year and two years, respectively, after the closing of the financing.  The warrants may only be exercised upon the investor’s payment in cash of the exercise price, and, if exercised in full, the warrants would bring in an additional $8.2 million in cash to the Company.

Proceeds from the placement will be used to fund the Phase I/II clinical trial in patients with amyotrophic lateral sclerosis (ALS) as well as for general corporate purposes. Barak Capital Underwriting Ltd. acted as the lead underwriter for the offering.

“We are extremely pleased with the level of interest in this transaction by new investors, which for the first time include leading institutional investors,” said Chaim Lebovits, President of BrainStorm.  “The terms of this transaction reflect well on the direction of the company and the new investors’ confidence in our strengthened management team, validated science, and the market opportunities for our adult stem cell platform.  The new capital will allow us to fully fund our Phase I/II clinical trial for ALS at Hadassah Medical Center and should better position BrainStorm for future opportunities.”

We would like to use this opportunity to also inform our shareholders that since February 23, 2011, due to various changes of OTC, the most reliable free stock quotation for BrainStorm Cell Therapeutics, Inc. (BCLI.QB), is available at http://www.otcmarkets.com/stock/bcli/quote.

The securities issued in this private placement were to accredited and other qualified investors outside of the United States in reliance upon available exemptions from the registration requirements of the U.S. Securities Act of 1933, including Section 4(2) thereof and Regulation S thereunder. The securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from such registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

About NurOwn™

BrainStorm’s core technology, NurOwn™, is based on the scientific achievements of Professor Eldad Melamed, former Head of Neurology, Rabin Medical Center, and Tel-Aviv University, and a member of the Scientific Committee of the Michael J. Fox Foundation for Parkinson's Research, and Professor Daniel Offen, Head of the Neuroscience Laboratory, Felsenstein Medical Research Center (FMRC) at the Tel-Aviv University.

The NurOwn™ technology processes adult human mesenchymal stem cells that are present in bone marrow and are capable of self-renewal as well as differentiation into many other cell types. The research team is among the first to have successfully achieved the in vitro differentiation of adult bone marrow cells (animal and human) into astrocyte-like cells capable of releasing neurotrophic factors, including glial-derived neurotrophic factor (GDNF). The ability to induce differentiation into astrocyte-like cells along with intramuscular or intrathecal (or other) delivery makes NurOwn™ technology highly attractive for treating ALS and Parkinson’s disease as well as MS and spinal cord injury.

BrainStorm’s stem cell therapy contains human mesenchymal stromal cells induced to differentiate into astrocyte-like cells secreting neurotrophic factors by means of a specific differentiation-inducing culture medium.

About BrainStorm Cell Therapeutics, Inc.

BrainStorm Cell Therapeutics Inc. is an emerging company developing adult stem cell therapeutic products, derived from autologous (self) bone marrow cells, for the treatment of neurodegenerative diseases. The Company holds rights to develop and commercialize the technology through an exclusive, worldwide licensing agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel-Aviv University. For more information, visit the company’s website at www.brainstorm-cell.com.

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. The Company does not undertake any obligation to update forward-looking statements made by us.

Company Contact:	Investors/Media Contact:
Adrian Harel, Ph.D., COO and Acting CEO	Michael Becker, Senior Partner
BrainStorm Cell Therapeutics	MD Becker Partners LLC
Phone: +972-3-9236384	Phone: +1-267-756-7094
Email: aharel@brainstorm-cell.com	Email: michael@mdbpartners.com